UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2020

IDEXX LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

207. 556.0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	IDXX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2014, IDEXX Laboratories, Inc. (the “Company”) entered into a Multicurrency Note Purchase and Private Shelf Agreement among the Company, Metropolitan Life Insurance Company (“MetLife”), and each of the accredited institutional purchasers named therein (the “Original Agreement”). Pursuant to the terms of the Original Agreement, the Company may request that MetLife purchase, over the three-year period beginning on December 19, 2014, up to $50 million of additional senior promissory notes of the Company at a fixed interest rate and with a maturity date not to exceed fifteen years (the “Shelf Notes”).

On March 14, 2019, the Company entered into the First Amendment to Multicurrency Note Purchase and Private Shelf Agreement (the “First Amendment”, and together with the Original Agreement, the “Existing Agreement”) in order to (i) increase the Shelf Notes facility size from $50 million to $150 million, (ii) extend the Shelf Notes facility issuance period from December 19, 2017 to December 20, 2021 and (iii) make various implementing and administrative changes in order to facilitate a $100 million Shelf Notes issuance on March 14, 2019.

On March 23, 2020, the Company entered into the Second Amendment to Multicurrency Note Purchase and Private Shelf Agreement (the “Second Amendment”, and together with the Existing Agreement, the “Agreement”) in order to (i) increase the Shelf Notes facility size from $150 million to $300 million, (ii) extend the Shelf Notes facility issuance period to December 20, 2022, (iii) make various implementing and administrative changes in order to facilitate a $125 million Shelf Notes issuance on April 2, 2020 and (iv) allow the amount available to be issued under the Shelf Notes facility to equal $300 million less the amount of Shelf Notes outstanding from time to time during the issuance period.

On March 23, 2020, the Company submitted to MetLife a request (the “Request for Purchase”) requesting that MetLife and other purchasers purchase $125 million of the Company’s Shelf Notes on April 2, 2020 (the “Series D Notes”). The Company anticipates using the proceeds received from the Series D Notes for general corporate purposes. The Series D Notes contain the following principal terms.

(a)	Maturity Date: The entire outstanding principal balance of the Series D Notes is due and payable on April 2, 2030 (the “Maturity Date”).
(b)

Interest: The Series D Notes bear interest at the rate of 2.50% per annum. Interest payments are due semi-annually in arrears on October 2 and April 2 of each year, commencing on October 2, 2020. All accrued but unpaid interest due is payable on the Maturity Date.

(c)

Prepayment, Acceleration and Events of Default: The obligations of the Company under the Series D Notes may be accelerated upon the occurrence of an event of default under the Agreement, which includes customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, an ERISA event and the failure to pay specified indebtedness.

(d)

Covenants: The Agreement contains affirmative, negative and financial covenants customary for agreements of this type. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, priority indebtedness, fundamental changes, investments, transactions with affiliates, certain restrictive agreements and violations of laws and regulations. The financial covenant is a consolidated leverage ratio test. The obligations of the Company will be unconditionally guaranteed by each of its subsidiaries that guarantees the obligations of the Company under a material credit facility (but excluding any foreign subsidiary that does not guarantee indebtedness of the Company or any US subsidiaries under a material credit facility).

On March 23, 2020, the Company submitted to MetLife a Confirmation of Acceptance indicating the Company’s acceptance and issuance of the Series D Notes on such date.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description of Exhibit

10.1

Second Amendment to Multicurrency Note Purchase and Private Shelf Agreement, dated March 23, 2020, among the Company, as issuer, each of the Subsidiary Guarantors (as defined therein), Metropolitan Life Insurance Company (‘MetLife’) and each of the holders of the Notes (as defined therein).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: March 27, 2020	By:	/s/ Brian P. McKeon
Brian P. McKeon
Executive Vice President, Chief Financial Officer and Treasurer